R. A. Lenser and Associates, Inc. Consulting Petroleum Engineers and Geologists	Phone: (281) 759-8860 Fax: (281) 759-3513 www.ralenser.com

11757 Katy Freeway
Suite 370
Houston, Texas 77079

Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent oil and gas consultants, R. A. Lenser & Associates, Inc. hereby consents to (1) the use of our report setting forth our estimates of proved reserves and future revenue, as of December 31, 2006, to the interest of China North East Petroleum Holdings, Limited in certain oil and gas properties and (2) all references to our firm included in or made a part of China North East Petroleum Holdings, Limited annual report on SEC Form 10-KSB for the year ended December 31, 2006.

Very Truly Yours,

April 12, 2007
Houston, Texas